FOR IMMEDIATE RELEASE:

Frederick’s of Hollywood Group Inc. Enters Definitive Agreement

for “Going Private” Transaction

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Hollywood, CA (December 19, 2013) - Frederick’s of Hollywood Group Inc. (OTCQB: FOHL) (the “Company”) announced that it has entered into a definitive merger agreement that provides for the acquisition of the Company by a group consisting of HGI Funding LLC, a wholly owned subsidiary of Harbinger Group Inc., and certain of the Company’s other common and preferred shareholders (the “Consortium”). The members of the Consortium as a group beneficially own approximately 88.6% of the Company’s common stock. The acquisition will be accomplished through FOHG Holdings, LLC (“Holdings”), an entity controlled by the Consortium that was formed for the purpose of the transaction.

Under the merger agreement, the Company’s shareholders who are not members of the Consortium will receive $0.27 per share in cash upon completion of the transaction. The price represents a premium of 50% to the closing price of the Company’s shares on September 27, 2013, the last trading day before the announcement by the Consortium of its proposal, and a premium of 46% over the average closing price of the Company’s common stock for the 45 trading days prior to that date.

The Company’s board of directors delegated to its lead independent, disinterested director the authority to review the initial transaction proposal from, and negotiate terms of the proposal with, the Consortium, with the assistance of legal and financial advisors. The lead director completed a thorough review of the proposal, considered alternatives, negotiated improved terms of the Consortium’s proposal and concluded that the transaction with the Consortium was fair to and in the best interests of the Company’s shareholders other than the members of the Consortium. Based on the recommendation of the lead director, the merger agreement was also approved by the full board other than William Harley and Thomas Lynch, who recused themselves from the deliberations.

In addition, in connection with the execution of the merger agreement, the Company and Holdings entered into a new employment agreement with Thomas Lynch, chief executive officer of the Company, which will take effect only upon the consummation of the merger. Under the new employment agreement, Mr. Lynch agreed to continue to serve as chief executive officer for three years following the merger.

Completion of the transaction is subject to certain customary conditions, including receipt of shareholder approval. The merger agreement must be approved by the affirmative vote of the holders of at least two-thirds of all outstanding shares of the Company’s common stock. If completed, the transaction will result in the Company becoming privately-held and its common stock will no longer be quoted on the OTCQB.

Further details concerning the merger agreement and related documents, including the employment agreement with Mr. Lynch, will be described in a Current Report on Form 8-K to be filed by the Company with the Securities and Exchange Commission.

Cassel Salpeter & Co., LLC is acting as financial advisor to the lead director in connection with the transaction. Graubard Miller is acting as legal advisor to the Company. Milbank, Tweed, Hadley & McCloy LLP is acting as legal advisor to HGI Funding LLC.

Additional Information and Where to Find It

In connection with the transaction, the Company will file a proxy statement with the SEC. Shareholders are advised to read the proxy statement when it is available because it will contain important information. Shareholders will be able to obtain a free copy of the proxy statement when available and other relevant documents filed with the SEC from the SEC’s website at www.sec.gov, or by directing a request by mail to Frederick’s of Hollywood Group Inc., 6255 Sunset Boulevard, Hollywood, CA 90028, or from the Company’s corporate website at www.fohgroup.com.

The Company and certain of its directors and officers may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies from its shareholders that will occur in connection with the transaction. Information concerning the interests of the persons who may be considered “participants” in the solicitation is set forth in the Company’s proxy statements and its Annual Report on Form 10-K, as amended by its Form 10-K/A, previously filed with the SEC, and will be set forth in the proxy statement relating to the transaction when the proxy statement becomes available. Copies of these documents can be obtained, without charge, at the SEC’s website at www.sec.gov, by directing a request to the Company at the address above, or from the Company’s corporate website at www.fohgroup.com.

Forward Looking Statement

Certain of the matters set forth in this press release are forward-looking and involve a number of risks and uncertainties. These statements are based on management’s current expectations or beliefs. Actual results may vary materially from those expressed or implied by the statements herein. Among the factors that could cause actual results to differ materially are the following: competition; business conditions and industry growth; rapidly changing consumer preferences and trends; general economic conditions; working capital needs; continued compliance with government regulations; loss of key personnel; labor practices; product development; management of growth, increases in costs of operations or inability to meet efficiency or cost reduction objectives; timing of orders and deliveries of products; risks of doing business abroad; the ability to protect our intellectual property; satisfaction of the various conditions to the closing of the transaction contemplated by the merger agreement; and the other risks that are described from time to time in the Company’s SEC reports. The Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

About Frederick’s of Hollywood Group Inc.

Frederick’s of Hollywood Group Inc., through its subsidiaries, sells women’s apparel and related products under its proprietary Frederick’s of Hollywood® brand through 112 specialty retail stores, a catalog and an online shop at http://www.fredericks.com/. With its exclusive product offerings including Seduction by Frederick’s of Hollywood and the Hollywood Exxtreme Cleavage® bra, Frederick’s of Hollywood is the Original Sex Symbol®.

Our press releases and financial reports can be accessed on our corporate website at http://www.fohgroup.com.

This release is available on the KCSA Strategic Communications Web site at http://www.kcsa.com.

CONTACT:	Investor Contacts:
Frederick’s of Hollywood Group Inc.	Todd Fromer / Garth Russell
Thomas Rende, CFO	KCSA Strategic Communications
(212) 779-8300	212-896-1215 / 212-896-1250
tfromer@kcsa.com / grussell@kcsa.com

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